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                           ASSET ACQUISITION AGREEMENT


PARTIES: TELESPECTRUM WORLDWIDE, INC.
         a Delaware corporation ("Seller")
         443 S. Gulph Road
         King of Prussia, PA 19406

         NCO GROUP, INC.
         a Pennsylvania corporation ("NCO") 515 Pennsylvania
         Avenue Fort Washington, PA 19034

         NCO TELESERVICES, INC.
         a Pennsylvania corporation ("Buyer")
         515 Pennsylvania Avenue
         Fort Washington, PA 19034




DATE:    January 16, 1998

BACKGROUND: Seller is in the business of, among other things, telemarketing which includes direct inbound and outbound marketing, customer care services, direct mail, product fulfillment, market research, interactive voice response and related services. Buyer is a wholly owned subsidiary of NCO. The parties desire that Seller sells and Buyer buys substantially all of the business and assets of Seller exclusively used in the operation of the market research business ("the Division's business") conducted by its The Response Center Division (the "Division") all on and subject to the terms and conditions of this Agreement.

            INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein, and subject to the satisfaction of the terms and conditions set forth herein, the parties agree as follows:

1. DEFINED TERMS Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

            1.1. "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

            1.2. "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, Accounts Receivable, unbilled revenue, prepayments, deposits, escrows, Tangible Property, Real Property (as defined in Section 1.20), Software, Contract Rights (as defined in
Section 1.6), Intangibles (as defined in




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Section 1.13) and goodwill, and claims, causes of action and other legal rights and remedies.

            1.3. "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

            1.4. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.18), which is necessary in order to take a specified action or actions in a specified manner.

            1.5. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature exclusively related to the Division's business, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, employment agreements, consulting agreements or sales representative agreements, provided, however, that the purchase and related agreements among Seller and those persons who sold the Division to Seller on August 13, 1996 shall not be included under the term Contract.

            1.6. "Contract Right" means any right, power or remedy of any nature under any Contract including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.16), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

            1.7 "Deferred Revenues" means such amount as shown on Seller's Closing Balance Sheet (as defined in, and to be prepared in accordance with Section 3.2), related to fees received or billed by the Division in advance of work being preformed.

            1.8. "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.
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            1.9. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, restriction, reservation, conditional sale, prior assignment, or other encumbrance, or other adverse claim, burden or charge of any nature.

            1.10. "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, provided that, in cases where such generally accepted accounting principles permit the use of two or more accounting policies ("Accepted Policies") yielding different results, the following Accepted Policy shall be used, regardless of materiality:
(a) the historical Accepted Policy used by Seller, if one is applicable; or (b) if none of the historical Accepted Policies used by Seller is applicable, the preferred Accepted Policy under United States accounting rules and regulations. In no event shall the consistent application of the historical accounting policies used by Seller have priority over GAAP, regardless of materiality.

            1.11. "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over Seller's Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of Seller's leased or owned Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCBs") and petroleum.

            1.12. "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

            1.13. "Intangible" means the name of the Division or any corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right client lists or other intangible asset of any nature, whether in use, under development or design, or inactive and goodwill associated therewith.

            1.14. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

            1.15. "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.



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            1.16. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

            1.17. "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any oreign, federal, state or local governmental body, administrative agency or regulatory authority.

            1.18. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

            1.19. "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

            1.20. "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

            1.21. "Required Consent" means a Consent which is required to transfer Contracts, or any of them, to Buyer and which Consent is expressly required by the terms of such Contracts and are listed on Schedule 1.21 as required by Buyer to consummate the Closing.

            1.22. "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

            1.23. "Tangible Property" means any furniture, fixtures, leasehold im provements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies, fixed assets or other tangible personal property of any nature.

            1.24. "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature;



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(b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2.          THE TRANSACTION

            2.1. Sale and Purchase of Specified Assets. On the Closing Date, effective to the fullest extent possible at 5:00 p.m. EST on the Effective Date (as defined in Section 10.1), and subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to all of the Specified Assets (as defined in Section 2.1.1), and Seller shall assign to Buyer, and Buyer shall assume, the Specified Liabilities of Seller (as defined in Section 2.1.2).

                       2.1.1 Specified Assets of Seller. The "Specified Assets of Seller" means the business of, and all Assets exclusively used in the operation of the Division's business as of the Effective Date, wherever located and whether or not reflected on Seller's books and records, including, but not limited to, the following Assets:

                                   (A) All of Seller's Accounts Receivable and
other current assets arising exclusively in connection with or exclusively relating to the Division including, but not limited to, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows;

                                   (B) All of Seller's Tangible Property,
Software and Intangibles in each case, that is exclusively used in or for the operation of the Division;

                                   (C) All of Seller's Contract Rights under the
Specified Contracts (as defined in Section 4.13), but excluding Contract Rights under this Agreement and any other Contracts entered into by Seller with Buyer in connection with the transactions contemplated by this Agreement;

                                   (D) All of Seller's Contract Rights under any
noncompetition, nondisclosure or other restrictive covenant made for the benefit of Seller or its affiliates (or any of their respective predecessors) in any Contract with current or former employees of the Division, regardless of whether any such current employee accepts Buyer's offer pursuant to Section 2.3;

                                   (E) All rights under all Insurance Policies
owned, held or maintained by Seller or any of its predecessors at any time since January 1, 1991 in connection with or for the benefit of the business, assets or employees of the Division, but excluding (1) all rights under Insurance Policies that constitute group medical, dental, hospitalization, health, disability and related Employee Benefit Plans of Seller ("Seller's



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Group Insurance Plans"); and (2) the rights of Seller under its Insurance
Policies pertaining exclusively to actual or potential claims or losses that remain Seller's responsibility after the Effective Date.

                                   (F) All transferable rights under all Permits
granted or issued to Seller or otherwise held by Seller exclusively relating to or for the benefit of the Division;

                                   (G) All of Seller's rights with respect to
telephone numbers, telephone directory listings and advertisements exclusively used by the Division, and all of Seller's goodwill relating to or arising in connection with the Division's business;

                                   (H) All of Seller's customer lists, prospect
lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records, in each case exclusively relating to or arising exclusively in connection with the Division's business; and

                                   (I) All of Seller's claims, causes of action
and other legal rights and remedies, whether or not known as of the Effective Date, relating to Seller's ownership of the Specified Assets and/or the operation of the Division, but excluding causes of action and other legal rights and remedies of Seller (1) against Buyer with respect to the transactions contemplated by this Agreement; or (2) relating exclusively to Seller's Assets not included in the Specified Assets or to Seller's liabilities not included in the Specified Liabilities.

                     2.1.2 Excluded Assets of Seller. The "Excluded Assets of Seller" means the following specifically described assets of Seller: (1) Cash Assets; and (2) Seller's Assets which are not Specified Assets of Seller.

                     2.1.3 Specified Liabilities of Seller. The "Specified Liabilities of Seller" means the following specifically described liabilities of Seller as of the Effective Date:

                                   (A) The current liabilities, including
Deferred Revenues of Seller incurred or arising exclusively in connection with the Division's business which shall be clearly reflected on the Closing Balance Sheet and which are specifically set forth on Schedule 2.1.3. Notwithstanding the foregoing, the Specified Liabilities shall not include (1) any liabilities for any Taxes; (2) any long-term debt; (3) any notes payable; (4) any liabilities for overdrafts or any other liabilities with respect to bank accounts; or (5) any guarantees of indebtedness of Seller or any subsidiary or affiliate.

                                   (B) The liabilities of Seller under those
Specified Contracts but only to the extent that such liabilities are not due to any breach or default by Seller under any such Specified Contract. Notwithstanding the foregoing, the Specified Liabilities



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of Seller shall not include the liabilities of the Seller under (1) this
Agreement or any other Contracts entered into by the Seller with the Buyer in connection with the transactions contemplated by this Agreement; (2) any Contracts that constitute or evidence Employee Benefit Plans of Seller; (3) any liabilities or Obligations to employees of the Division except as is otherwise set forth in Section 2.3 and (4) any Contracts relating to the formation or acquisition of Seller or any of the predecessors of the Division's business.

                                   (C) The liabilities of Seller under Contracts
relating to the Division's business entered into in the ordinary course of business consistent with past practices between the date of this Agreement and the Effective Date, provided that the incurrence or existence of any such liability or Contract does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement (including, but not limited to, those of Section 4.13 and Section 6.2), but only to the extent that such liabilities are not due to any breach or default by Seller under any such Contract.

            2.2. No Other Liabilities. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligation of Seller other than the Specified Liabilities, and each and every Obligation of Seller other than the Specified Liabilities shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under
Section 2.1.2 and except as set forth in Section 11.3, Buyer shall not in any manner assume or be liable or responsible for any of the following Obligations of Seller:

                     2.2.1 Affiliates. Any Obligation to Seller or any current or former shareholder, partner, director or controlling Person of Seller, or to any other Person affiliated with Seller, or its affiliates and predecessors, if any.

                     2.2.2 Taxes. Any Obligation for any Tax, including but not limited to, (a) any Tax payable by Seller with respect to Seller's business operations, including without limitation, the Division's business; (b) any Tax payable by Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Seller's Assets at any time, including without limitation, the Specified Assets; (c) any Tax resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement; and (d) any Obligation for any Tax of any Person under Treasury Regulation Section 1.1502.6 (or any similar provisions of Law), as a transferee or successor, by Contract or otherwise.

                     2.2.3 Post-Closing. Any Obligation that is incurred or arises after the Effective Date, or that relates to any Proceeding or other event that occurs or circumstances that exist after the Effective Date.



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                     2.2.4 Transaction Related. Any Obligation that was or is
incurred in connection with the negotiation, execution or performance of this Agreement and any other Contracts entered into between or among Buyer and Seller or Buyer and/or Seller and other parties in connection with the transactions contemplated by this Agreement.

                     2.2.5 Defaults. Any Obligation (other than Obligations under Specified Contracts which are governed by Section 2.1.2(B) or that have been included in the Closing Balance Sheet) , the incurrence or existence of which constitutes or will constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, including, but not limited to, any Obligation, whether or not known to Seller, that has not been disclosed to Buyer in writing in this Agreement or the Schedules and Exhibits hereto.

                     2.2.6 Employees. Except as provided in Section 11.4, any Obligation to any or all employees of Seller, including, but not limited to, Obligations under Seller's payroll savings, profit sharing and/or other retirement plans ("Seller's Retirement Plans"), Obligations under Seller's Group Insurance Plans (as defined in Section 2.1.1), and Obligations for severance pay and other termination benefits for those employees who do not accept Buyer's offer of employment.

                     2.2.7 Infringement. Any Obligation arising in connection with or related to Seller's infringement or alleged infringement of any Software or Intangible of any Person.

                     2.2.8 Encumbrances. Any Encumbrance on or affecting Seller's Assets including, without limitation, the Specified Assets.

                     2.2.9 Proceedings. Any Proceeding or Judgment listed or required to be listed on Schedule 4.17.


            2.3. Seller's Employees. Subject to the condition that the Closing hereunder occurs, Buyer shall offer to employ, as of the Effective Date, all of the employees of Seller engaged in the Division's business listed on Exhibit 2.3., including employees of Seller engaged in the Division's business then on permitted leave from the employment of Seller. Such employment will be on an "at will" or other basis, as Buyer determines, and at time of employment, for salaries or wages reasonably determined by Buyer but in no event lower than currently enjoyed by such employees. Buyer, however, following commencement of employment of such employees, shall have the right to change or modify such employees' compensation as it deems appropriate. Buyer does not assume, and Seller shall be fully responsible for the payment of, any severance or other benefits related to or payable upon the termination of any of the Division's employees who fail to accept such employment offer, except that Buyer agrees to assume Seller's Obligation for accrued but unused vacation and sick time of the Division's employees accepting



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employment with Buyer immediately following Closing. Buyer shall assume
Obligations for severance pay and other termination benefit liabilities incurred by Seller resulting from the termination of any such employee who is hired by Buyer and then terminated by Buyer within six (6) months. Within at least thirty
(30) days of the Closing Date, Seller shall provide to Buyer accurate and complete copies of the personnel records of the Division's employees engaged in the Division's business. Seller shall be responsible for compliance with all Laws related to the termination by Seller of Seller's employees. Seller shall cooperate with Buyer's efforts to employ and retain any such employees.


3.          PURCHASE PRICE AND CLOSING FINANCIAL STATEMENTS

            3.1. Purchase Price and Allocation. The total purchase price for the Specified Assets, subject to the adjustment described in Section 3.3, ("Purchase Price") shall be Fifteen Million Dollars ($15,000,000) in cash payable at Closing plus the assumption of the Specified Liabilities by Buyer in accordance with Section 2.1. The Purchase Price shall be allocated amount the Specified Assets and Specified Liabilities in the manner set forth on Exhibit 3.1.

            3.2. Closing Balance Sheet. Seller shall, at Seller's cost and expense, prepare or cause to be prepared a balance sheet of the Specified Assets and the Specified Liabilities (to the extent required by GAAP to be disclosed on a balance sheet) as of the Effective Date ("Closing Balance Sheet") in accordance with GAAP which shall fairly present in all material respects the Specified Assets and the Specified Liabilities. Seller shall deliver the Closing Balance Sheet to NCO within thirty (30) days after the Effective Date. On or before the date that Seller delivers the Closing Balance Sheet to NCO, Seller shall deliver to NCO detailed lists ("Closing Balance Sheet Lists") of all of the Specified Assets and Specified Liabilities by balance sheet account, and with aggregate net balances equal to the balances on the Closing Balance Sheet. The Closing Balance Sheet Lists shall include, but not necessarily be limited to, lists of (a) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billed (the "Receivable Lists"); (b) other current assets included in the Specified Assets, itemized by category and with appropriate explanation; (c) Tangible Property included in the Specified Assets, grouped as to type, showing cost, accumulated depreciation and net book value;
(d) Software and Intangibles included in the Specified Assets, showing cost or amount capitalized, accumulated amortization and net book value; (e) accounts payable included in the Specified Liabilities, itemized by payee; (f) accrued expenses and reserves included in the Assumed Liabilities, itemized by category and with appropriate explanation; (g) deferred revenues included in the Assumed Liabilities, itemized by customer and dates by which revenue will be recognized; and (h) other current and long-term liabilities included in the Assumed Liabilities, itemized by payee.



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            3.3. Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

                     3.3.1 Balance Sheet Adjustment. The Purchase Price shall be decreased by the amount (the "Negative Adjustment"), if any, by which the Actual TNW (as defined below) is less than the Minimum TNW (as defined below) and shall be increased by the amount (the "Positive Adjustment"), if any, by which the Actual TNW is greater than the Minimum TNW. The "Actual TNW" shall equal the Specified Assets as of the Effective Date, as reflected on the Closing Balance Sheet minus (b) the Specified Liabilities as of the Effectiveness Date, as reflected on the Closing Balance Sheet. The "Minimum TNW" shall equal One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

                     3.3.2 Statement of Adjustments. Seller shall (a) prepare a statement ("Statement of Adjustments") showing a clear and detailed calculation of the Negative Adjustment or Positive Adjustment to the Purchase Price described in this Section 3.3; and (b) deliver the Statement of Adjustments to NCO at the same time as the Closing Balance Sheet and related documents are delivered to NCO under Section 3.2. NCO shall notify Seller, in reasonable detail, of any objections to the Statement of Adjustments (which may include objections to the Closing Balance Sheet) within thirty (30) days after NCO receives the Statement of Adjustments and all of the documents required to be delivered to NCO under Section 3.2. If NCO does not notify Seller of any such objections by the end of that thirty-day period, then the Statement of Adjustments, as prepared by Seller, shall be considered final on the last day of that thirty-day period. If NCO does notify Seller of any such objections by the end of that thirty-day period, and NCO and Seller are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Statement of Adjustments shall be the remaining disputed items shall be submitted to Arthur Andersen & Co., Philadelphia, Pennsylvania (the "Arbiter"), for resolution, with the costs thereof paid fifty percent (50%) by Seller and fifty percent (50%) by NCO, and the Arbiter shall be instructed to deliver a final Statement of Adjustments to Seller and NCO as soon as possible.

                     3.3.3 Payment of Adjustment. In the event that a Negative Adjustment or a Positive Adjustment is required, then the required party shall pay to the other party an amount equal to the adjustment within fifteen (15) business days after the Statement of Adjustments is finalized in accordance with
Section 3.3.2.

            3.4. Contingency Consideration. In addition to the Purchase Price, Seller may be entitled to receive additional consideration (the "earnout"). The earnout will be based on fifty percent (50%) of the differential between the Initial Value and the Ending Value as defined below:

                       (a) Initial Value: $31,800,000

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                     (b) Ending Value: Either (i) if an initial public offering of NTRC (defined as Buyer's market research business, the Division's business and the business of any company acquired by Buyer which is involved in the provision of market research) common stock occurs or if NTRC is sold prior to December 31, 1998, the average market capitalization of NTRC over the first 30 days of trading adjusted for any dilution caused by such a public stock offering or the aggregate consideration received for NTRC (including the assumption of any funded debt), or (ii) if an initial public offering of NTRC common stock does not occur and NTRC is not sold prior to December 31, 1998, the average analyst estimate of NTRC's net income for the year ending December 31, 1999 multiplied by NCO's preceding 30 day average 1999 EPS multiple (based on analyst estimates) at December 31, 1998.

            At Seller's discretion, Seller may delay calculation of the Ending Value as calculated in (b) (ii) above until January 31, 1999 or February 28, 1999 in order to obtain a more favorable preceding 30 day average multiple of NCO's 1999 estimated EPS.

            If an initial public offering of NTRC common stock does not occur or if NTRC is not sold prior to December 31, 1998 and Seller elects at any time prior to April 30, 1999 not to accept the Ending Value as calculated in (b) (ii) above, Seller may elect to convert to an alternative earnout calculation as follows: on March 31, 1999, Seller will be paid seven (7) times the amount by which the Division's 1998 EBITDA exceeds 120% of the Division's 1997 EBITDA. For purposes of this calculation, the Division's 1997 EBITDA will be $1,891,000 or the Division's actual 1997 EBITDA, whichever is greater. In addition, on March 31, 2000, Seller will be paid seven (7) times the amount by which the Division's 1999 actual EBITDA exceeds 110% of the Division's actual 1998 EBITDA. In all instances in which an earnout calculation involves the use of EBITDA, such EBITDA shall be normalized by adding back any acquisition-related or other extraordinary non-recurring expenses.

            Seller may elect (at any time before April 30, 2000) to be paid the earnout, if any, in either cash or in the form of a convertible note, convertible into NCO common stock at a price equal to $3.00 above NCO's trailing average 30 trading day per share price on the payment date. The principal sum of the note shall be equal to the amount of the earnout less the value of the conversion options as based on a Black-Scholes model, the assumptions of which shall be mutually agreed upon by Buyer and Seller at the time the earnout is being calculated. The interest rate on the convertible note shall be equal to the rate paid by NCO under its prevailing line of credit, but shall not exceed 7.5%. Such note shall be for a term of five (5) years.

            All dates in 1999 and 2000 shall be appropriately adjusted if NCO's Form 10-K is filed after March 31, 1999 or 2000.



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            In connection with the foregoing, Seller shall have ten (10)
business days to review and object, in a writing to be delivered within such 10-day period, to Buyer's calculation of the earnout unless an objection is raised, Buyer's calculation of the earnout shall be final and binding on the parties for all purposes. In the event of an objection, subject to the provision of Section 15.19, for a period of thirty (30) calendar days, Seller may or at its sole cost and expense, engage the Arbiter to audit the books and records relative to the calculation of the earnout only. Upon completion of the audit within the 30- day period, Seller shall deliver the written audit to Buyer. The parties shall jointly review the audit and determine whether an adjustment is required. If an agreement cannot be reached, the Arbiter shall be consulted and it's determination shall be final.

            3.5. Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment exceeding $10,000, but not exceeding $100,000, may be made by bank certified, treasurer's or cashier's check; and (d) any payment not exceeding $10,000 may be made by ordinary check.

            3.6. Imputed Interest. If any Adjustment is not paid as herein required, such Adjustment shall be deemed to include interest from the Closing Date, calculated at the required, applicable rate for imputed interest under federal income tax law.

4.          REPRESENTATIONS OF SELLER

            Knowing that Buyer is relying thereon, Seller represents and warrants to Buyer and covenants with Buyer as follows:

            4.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller possesses the full corporate power and authority to own its Assets, conduct the business of the Division as and where presently conducted, and enter into and perform this Agreement. Seller is duly qualified to do business in each jurisdiction listed on Schedule 4.1, and Seller is not required to be qualified in any other jurisdiction in connection with the operation of the Division. Schedule 4.1 states, for the Division (a) its trade name; (b) its headquarters address, telephone number and facsimile number; (c) all foreign jurisdictions in which it is qualified or registered to do business, and its registered agent and/or office in each such jurisdiction (if applicable); and (d) all fictitious, assumed or other names of any type known to Seller that are registered or used by it or under which it has done business at any time since January 1, 1991.

            4.2. Effect of Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, (a) have been, or shall have been by the Closing Date, duly authorized by all necessary corporate action; (b) do not constitute a violation of, a default under, or termination of the articles or certificate of incorporation or other organizational documents or; (c) do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of any Assumed Contract; (d) do not constitute a violation of any Law applicable to Seller, the Division, the Division's business or the Specified Assets; (e) except as stated on Schedule 4.2, do not require the Consent of any Person; (f) do not accelerate or otherwise modify any Assumed Obligation of Seller in connection with the Division; and (g) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, the Division, the Division's business or the Specified Assets. There exists no rights of first refusal or other preemptive rights with respect to , the Division, the Division's business or the Specified Assets. This Agreement constitutes the valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms.

            4.3. Financial and Corporate Records. Seller's books and records pertaining to the Division and its business are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect in all material respect all Assets and Obligations of the Division's business and all Contracts and transactions to which Seller is or was a party that relate exclusively to the Division or by which any of the Assumed Assets are or were affected and which relate or pertain to the Division.

            4.4. Compliance with Law. The operation by Seller of the Divsion, the conduct by Seller of the Division's business, and the ownership, possession and use of the Assets used in or for the Division comply in all material respects with all Laws applicable to the Division's business. Except as set forth on Schedule 4.4, Seller has obtained and holds all material Permits required for the lawful operation of the Division's business as and where such business is presently conducted. All Permits relating to the Division held by Seller are listed on Schedule 4.4, and copies of such Permits have been delivered to Buyer.

            4.5. Financial Statements. Schedule 4.5 includes complete copies of audited financial statements of the Division consisting of a balance sheet of the Division for the year ending December 31, 1996 and for the year ending December 31, 1997(the cost of the 1997 audit to be shared equally by Buyer and Seller) and the related statement of income for the year ended December 31, 1997, all of which are audited and reported on by Arthur Andersen LLP (collectively, the "Annual Financial Statements"). The Annual Financial Statements shall also include complete copies of unaudited financial statements of the Division consisting of a balance sheet of the Division as of January 31, 1998 and the related statement of income for the one (1) month period then ended (the "Interim Financial

Statements," and together with the Annual Financial Statements, the "Financial Statements"). Except as set forth on Schedule 4.5, the Financial Statements are in all material respects consistent with the books and records of the Seller and include all costs incurred in the operation of the Division, and there are no transactions required by GAAP, applied on a consistent basis, to be recorded in accounting records that have not been recorded in the accounting records underlying such Financial Statements. Except as set forth on the Financial Statements, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of the Division as of the dates thereof and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of the Interim Financial Statements. Except as set forth in the Financial Statements and for the Excluded Assets, the balance sheets included in the Financial Statements do not include any material assets that are not intended to constitute part of the Division's business or the Specified Assets after giving effect to the transactions contemplated herein. The income statements included in the Financial Statements do not reflect any operations that are not intended to constitute part of the Division's business or the Specified Assets after giving effect to such transactions and reflect all material costs that have been incurred by the Division's business during these periods.

            4.6. Assets. Schedule 4.6 includes lists of substantially all of the Specified Assets. Seller has good title to all of the Specified Assets and has the right to transfer all right, title and interest in such Specified Assets to Buyer, free and clear of any Encumbrance.

            4.7. Seller's Obligation. Schedule 4.7 includes a detailed list of the Specified Liabilities, itemized by balance sheet account, including the following: accounts payable, accrued employee expenses specifically assumed by Buyer and, deferred revenue of the Division. Seller has no other Obligation exclusively related to the Division's business other than (a) the Obligations listed on Schedule 4.7; (b) Obligations under the Specified Contracts, any Contracts not required by GAAP to be specifically disclosed on a balance sheet and (c) Obligations incurred since November 30, 1997 arising in the ordinary course of business.

            4.8. Operations Since November 30, 1997. Except as set forth on
Schedule 4.8, from November 30, 1997 to the date of this Agreement:

                     4.8.1 Except in the ordinary course of its business consistent with its past practices, Seller has not (a) created or assumed any Encumbrance upon the Division's business or any of the Specified Assets, (b) incurred any Obligation on behalf of or relating to the Division's business, (c) made any loan or advance to any Person on behalf of or relating to the Division's business; (d) assumed, guaranteed or otherwise become liable for any Obligation of any Person exclusively on behalf of or relating to the Division's business; (e) committed for any capital expenditure exclusively on behalf of or relating to the Division's business; (f) purchased, leased, sold, abandoned or otherwise acquired or disposed of any part of the Division's business or Specified Assets;
(g) waived any right or canceled any debt or claim on behalf of or exclusively relating to the Division; (h) assumed or entered into any Contract on behalf of or relating to the Division other than this Agreement; (i) increased, authorized an increase in or in any way changed, modified or amended the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives engaged in the Division's business; or (j) done anything else outside the ordinary course of business on behalf of or exclusively relating to the Division or its business, whether or not specifically described in any of the foregoing clauses.

                     4.8.2 There has been no material adverse change or material casualty loss affecting Seller, the Division's business or Assets, the financial condition of Seller, the Division or the Division's business, and there has been no material adverse change in the financial performance of the Division or the Division's business.

            4.9. Tangible Property. Seller has good and marketable title to all of its Tangible Property included in the Specified Assets free and clear of any Encumbrances. All of Seller's Tangible Property used in or for the Division's business is located at the Facilities (as defined in Section 4.10) and Seller has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at the Facilities. Except as set forth on
Schedule 4.9, all Tangible Property used by Seller or its customers in the Division's business is in good condition, ordinary wear and tear excepted, and is sufficient for the operation of the Division's business as presently conducted.

            4.10. Real Property. Seller does not own any Real Property used in or for the Division's business. Schedule 4.10 is a detailed list of all Real Property leased by Seller and which is exclusively used in or for the Division's business (the "Facilities"), showing location, rental cost and landlord. All the Facilities under lease to or otherwise used by Seller are in good condition, ordinary wear and tear excepted, and are sufficient for the current operations of the Division's business. None of the Facilities, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice from any lessor, governmental body or other Person has been received by Seller or served upon any of the Facilities claiming any violation of, or breach or default under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alternation or installations. Seller has neither placed or caused to be placed nor has any knowledge or belief that there were or are, any Hazardous Substances on or under any of the Facilities.

            4.11. Software and Intangibles. Schedule 4.11 is an accurate and complete list and description of all Software and Intangibles owned, marketed, licensed, used or under development by Seller and exclusively used in or for the Division's business, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs. No other Software is required to operate the Division's business as it is presently conducted. Except as explained on Schedule 4.11,

Seller has valid title to, and has the full right to use and transfer to Buyer, all of the Software and Intangibles listed on Schedule 4.11, free and clear of any Encumbrance. To the knowledge of Seller, none of the Software or Intangibles listed on Schedule 4.11, or their respective past or current uses, has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. To the knowledge of Seller, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software or Intangibles listed on Schedule 4.11. None of the Software or Intangibles listed on Schedule 4.11 is owned by or registered in the name of any current or former shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of Seller nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments.

            4.12. Contracts. Schedule 4.12 is an accurate and complete list of all of the following types of Contracts included in the Specified Assets (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line: (a) customer Contracts; (b) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by Seller including a description of the Real Property; (c) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment; (d) Contracts for the purchase, license, lease and/or maintenance of Software, and other supplier Contracts; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.14, and excluding oral Contracts with employees for "at will" employment); and (f) other Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule
4.18. A description of each oral Specified Contract is included on Schedule 4.12, and copies of each written Specified Contract have been delivered to Buyer. Except as set forth on Schedule 4.12, each of Seller's customer Contracts is substantially similar to the form service agreement therefor that is attached as part of Schedule 4.12A. With respect to each applicable customer Contract,
Schedule 4.12 includes a reasonable description of all work remaining to be performed under such Contracts as of January 31, 1998, and all credits granted to, or other adjustments made for, the customer to be applied against future payments or purchases. Except as set forth on Schedule 4.12, with respect to each of the Specified Contracts, Seller neither is in default thereunder nor would be in default thereunder with the passage of time, the giving of notice of both. Except as set forth on Schedule 4.12, to the knowledge of Seller, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.12, Seller has not given or received any notice of default or notice of termination with respect to any Specified Contract, and to the knowledge of Seller each Specified Contract is in full force and effect in accordance with its terms. Except as set forth on Schedule 4.12, there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person with respect to the Division which, if accepted, would result in a legally binding Contract of Seller involving an amount or commitment exceeding $50,000 in any single case or an aggregate amount or commitment exceeding $250,000 in the aggregate.

            4.13. Employees and Independent Contractors. Schedule 4.13A is a list of all of Seller's employees engaged (full time or part time) in the Division's business and (a) their titles or responsibilities; (b) their social security numbers and principal residence address; (c) their dates of hire; (d) their current salaries or wages; (e) their last compensation changes and the dates on which such changes were made; (f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. Schedule 4.13B is a list of all sales representatives and independent contractors engaged in Division's business, their tax identification numbers and states of residence, their payment arrangements (if not set forth in a Contract listed or described on Schedule 4.12), and a brief description of their jobs or projects currently in progress. Except as limited by any employment Contracts listed on Schedule 4.12 and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees engaged in the Division's business at will and to terminate the engagement of any of its independent contractors engaged in the Division's business without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with Seller's disclosed severance pay policy. Seller is in compliance in all material respects with all Laws respecting employment practices. Seller has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller with respect to the Division's business. Seller has not experienced any labor problem that was or is material to the Division's business. Except as indicated on Schedule 4.13A, to the Seller's knowledge, since September 1, 1997, no key employee of Seller engaged in the Division's business has indicated an intention to terminate his or her employment with Seller.

            4.14. Employee Benefit Plans. Except as set forth on Schedule 4.14, Seller does not sponsor, maintain or contribute to, or has any ongoing Obligation with respect to, any Employee Benefit Plan (as defined in Section 8), including, but not limited to, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Copies of all of Seller's Retirement Plans listed on Schedule 4.14 and all summary plan descriptions and other material documents used by Seller to describe Seller's Retirement Plans to employees have been made available to Buyer. Except as set forth on Schedule 4.14, Seller is not a party to any Contract to create any additional Employee Benefit Plan or to continue, modify, change or terminate any of its current Employee Benefit Plans. If permitted or required by applicable Law, Seller has properly submitted, or intends to properly submit Seller's Retirement Plans for the purpose of meeting the applicable requirements of the Internal Revenue Code of 1986, as amended ("Code"), to the Internal Revenue Service ("IRS") for its approval within the time prescribed therefor. Copies of all favorable determination letters from the IRS, the most recent annual returns on Form 5500 have been made available to Buyer. With respect to Seller's Retirement Plans described on Schedule 4.14, (a) Seller has made all payments required to be made by it to date, has accrued all payments due but not yet payable as of the date of this Agreement in accordance with GAAP (as defined in Section 1.9) and shall have made on or before the Effective Date all payments due as of the Effective Date and (b) Seller has operated and currently operates such plan in compliance with the plan documents and all applicable Laws, including without limitation ERISA and the Code and the regulations thereunder.

            4.15. Customers, Prospects and Suppliers. Except as set forth on
Schedule 4.15, the top fifteen (15) customers of the Division's business have signed a Contract and are listed in the list of customers included as part of
Schedule 4.12. Schedule 4.15 is a complete list of all current prospects and the top five (5) suppliers of the Division's business. Except as set forth on
Schedule 4.15, since June 1, 1997, none of the customers (largest ten (10) by revenue to the Division) or suppliers of the Division's business has given notice or otherwise indicated to Seller that it will or intends to terminate or not renew its Contract or business relationship with Seller before the scheduled expiration date or otherwise terminate its relationship with Seller. To Seller's knowledge, there exists no material matter which could jeopardize the relationship of Seller with customers and suppliers of the Division's business. Except as set forth on Schedule 4.15, to the Seller's knowledge, without any obligation to investigate or inquire, the transactions contemplated by this Agreement will not adversely affect relations with any of the customers or suppliers of the Division's business.

            4.16. Taxes. Seller has timely filed all Tax returns and reports required to be filed by it, all of which were accurately prepared, and, except as set forth in Schedule 4.16, Seller has timely paid all Taxes or withholdings required to be paid by it with respect to such returns and reports. Seller has properly withheld from payments to its employees, contractors, salesmen, agents, representatives, vendors and other Persons engaged in the Division's business all amounts required by Law to be withheld, and Seller has timely filed all informational returns and reports required to be filed by it with respect to such withholdings. Except as indicated on Schedule 4.16, no audit or other Proceeding is pending or threatened against Seller, and no notice of deficiency or adjustment has been received by Seller, by or from any governmental taxing authority, with respect to sales, use, excise, real property, payroll, withholding or similar Taxes, and there are no agreements or waivers in effect which provide for an extension of time for the assessment of any such Tax against Seller.


            4.17. Proceedings and Judgments. Except as described on Schedule 4.17, (a) no Proceeding involving or related to the Division's business or Specified Assets is currently pending or, to the knowledge of Seller, threatened, nor has any Proceeding occurred at any time since August 13, 1996, to which Seller is or was a party and by which the Division's business or Specified Assets is or was directly affected; (b) no Judgment involving or related to the Division's business or Specified Assets is currently outstanding, nor has any Judgment been outstanding at any time since August 13, 1996, against Seller and by which the Division's business or Specified Assets is or was directly affected; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature involving or related to the Division's business or Specified Assets has been asserted or threatened, to the knowledge of Seller, by or against Seller at any time since August 13, 1996. As to each matter described on Schedule 4.17, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.


            4.18. Insurance. Schedule 4.18 is an accurate and complete list and description of all Insurance Policies currently owned or maintained by Seller (excluding Insurance Policies that constitute Employee Benefit Plans described on Schedule 4.14) in connection with or for the benefit of The Division's business and all liability and errors and omissions Insurance Policies owned or maintained by Seller and/or any of its predecessors at any time since August 13, 1996 in connection with or for the benefit of the Division's business. Except as indicated on Schedule 4.18, all such Insurance Policies are or were on an "occurrence" rather than a "claims made" basis. Seller has not received notice of cancellation with respect to any such current Insurance Policy, and there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 1.11. Except as described on
Schedule 4.18, there are no claims related to the Division's business that are pending under any of the Insurance Policies described on Schedule 4.18.

            4.19. Questionable Payments. To the knowledge of Seller, neither Seller nor any of Seller's current or former partners, shareholders, directors, executives, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of Seller), in each case with respect to the Division's business, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except where such violation was not, is not and will not be material to Seller; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made, at any time since August 13, 1996, any false or fictitious entries on the books and records of Seller; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Seller; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of Seller.

            4.20. Related Party Transactions. Except as described on Schedule
4.20 and except for any employment Contracts listed on Schedule 4.12, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between Seller and any current or former partners, shareholder, director, executive, officer or controlling Person of Seller (or any of its predecessors) or any other Person affiliated with Seller (or any of its predecessors) with respect to the Division's business or the Specified Assets.

            4.21. Brokerage Fees. Except as set forth on Schedule 4.21, no Person acting on behalf of Seller is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

            4.22. Full Disclosure. No representation or warranty made or Schedule delivered by Seller in this Agreement (a) contains any untrue statement of any fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any respect.

5.          REPRESENTATIONS OF BUYER

            Knowing that Seller is relying thereon, Buyer represents and warrants to Seller and covenant with Seller as follows:

            5.1. Organization. Buyer is duly organized, validly existing and in good standing under the Law (as defined in Section 1.14) of its jurisdiction of incorporation. Buyer has the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement. Buyer is a wholly owned subsidiary of NCO.

            5.2. Agreement. Buyer's execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) has been duly authorized by all necessary corporate actions by its board of directors and NCO's board of directors; (b) does not constitute a violation of or default under its charter or bylaws; (c) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound; (d) to the knowledge of Buyer and NCO, does not constitute a violation of any Law (as defined in Section 1.14) or Judgment (as defined in Section 1.13) that is applicable to either of them or to the business or Assets of Buyer, or to the transactions contemplated by this Agreement; and (e) except as stated on
Schedule 5.2, does not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.17). This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

            5.3. Brokerage Fees. Except as set forth on Schedule 5.3, no Person acting on behalf of Buyer or NCO is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

            5.4. Securities Filings. NCO has heretofore delivered or made available to Seller, in the form filed with the Securities and Exchange Commission (the "Commission"), copies of all material reports and other documents that NCO is required to file with the Commission (the "SEC Reports"). The SEC Reports were, to the knowledge of NCO, prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder.

            5.5. Financial Statement of Buyer. Schedule 5.5 includes complete copies of unaudited financial statements of the Buyer consisting of a balance sheet of the Buyer as of November 30, 1997 and the related statement of income for the nine month period then ended. Except as set forth on Schedule 5.5, such financial statements are in all material respects consistent with the books and records of the Buyer, and there are no transactions required by GAAP, applied on a consistent basis, to be recorded in accounting records that have not been recorded in the accounting records underlying such financial statements. Except as set forth on Schedule 5.5, such financial statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of the Buyer as of the dates thereof and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes.

6.          CERTAIN OBLIGATIONS OF SELLER PENDING CLOSING

            6.1. Investigation. During the period from the date of this Agreement to the Closing Date, (a) Seller shall permit Buyer and/or NCO and their authorized representatives to have full access to the Facilities during normal business hours, to observe the Division's business operations, to meet with the Division's officers and employees engaged in the Division's business, and to audit, examine and copy all of the Division's files, books and records, and other documents and papers relating to the Division's business, and (b) Seller shall provide to Buyer and/or NCO and their authorized representatives all information concerning Seller and the Division's business and the Specified Assets, and all information concerning the financial condition of the Division and the Division's business, that is reasonably requested by NCO or Buyer.

            6.2. Conduct of The Division's business. Between the date of this Agreement and the Closing Date, except with the prior written consent of Buyer:


                     6.2.1 Seller shall (i) conduct the Division's business in the ordinary course consistent with past practices, (ii) not make any material change in its business practices, and (iii) use its reasonable commercial efforts consistent with past practice to preserve the business organization of the Division's business intact, keeping available the services of its current officers, employees, salesmen, agents and representatives engaged in the Division's business, and maintaining the good will of its customers, suppliers and other Persons having business relations with the Division's business; and

                     6.2.2 Except in the ordinary course of its business consistent with its past practices, Seller shall not (i) create or assume any Encumbrance upon any of the Division's business or Specified Assets, (ii) incur any Obligation on behalf of or relating to the Division's business, (iii) make any loan or advance to any Person on behalf of or relating to the Division's business, (iv) assume, guarantee or otherwise become liable for any Obligation of any Person on behalf of or relating to the Division's business, (v) commit for any capital expenditure on behalf of or relating to the Division's business,
(vi) purchase, lease, sell, abandon or otherwise acquire or dispose of any part of the Division's business or the Specified Assets, (vii) waive any right or cancel any debt or claim on behalf of or relating to the Division's business,
(viii) assume or enter into any Contract on behalf of or relating to the Division's business other than this Agreement (and any other Contract contemplated herein) or (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives engaged in the Division's business.

            6.3. Hart-Scott-Rodino Filings. As soon as is practical after the date of this Agreement, (a) Seller shall make all filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino Act"), that are required to be made by it in connection with the transactions contemplated by this Agreement, and (b) Seller shall cooperate with Buyer and NCO in connection with the filings by them under the Hart-Scott-Rodino Act, including, but not limited to, providing all information reasonably requested by Buyer and NCO and taking all actions reasonably requested by them to cause the early termination of all applicable waiting periods under the Hart-Scott-Rodino Act.

            6.4. Consents. Between the date of this Agreement and the Closing Date, Seller shall in good faith use its reasonable commercial efforts to obtain all Required Consents, and to give the notices and make the filings, described on Schedule 4.2.

            6.5. Acquisition Proposals. Between the date of this Agreement and the Closing Date, neither Seller nor any of its officers, employees, representatives or agents, or their respective affiliates, shall, directly or indirectly, solicit, initiate, encourage or respond to other than to reject or to advise the applicable third party as to the existence of this Agreement, but without disclosing any details regarding the transaction, any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than NCO or Buyer and their respective officers, employees, representatives and agents) concerning any sale of any of the Division's business or any of the Specified Assets.

            6.6. Advice of Changes. Between the date of this Agreement and the Closing Date, Seller shall promptly advise Buyer and NCO, in writing, of any fact of which Seller obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice without the written consent of NCO shall not be deemed to modify the representations, warranties and covenants of Seller contained in this Agreement).

            6.7. Access to Employees. During the period from the date of this Agreement to the Closing Date, Seller shall permit Buyer and NCO and their authorized representatives to have access to Seller's employees on a basis coordinated with Seller for the purpose of soliciting such employees of the Division to accept offers of employment from the Buyer upon the Effective Date.

7.          CERTAIN OBLIGATIONS OF BUYER AND NCO PENDING CLOSING

            7.1. Corporate Status. Between the date of this Agreement and the Closing Date:

                     7.1.1 Each of Buyer and NCO shall maintain its corporate existence and good standing in its jurisdiction of incorporation.

                     7.1.2 Neither Buyer nor NCO shall enter into any Contract that commits it to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 7.1 or any other provisions of this Agreement.

            7.2. Hart-Scott-Rodino-Filings. As soon as is practical after the date of this Agreement, (a) Buyer and NCO shall make all filings under the Hart-Scott-Rodino Act that are required to be filed by them in connection with the transactions contemplated by this Agreement, and (b) Buyer and NCO shall cooperate with Seller, in connection with the filings by Seller under the Hart-Scott-Rodino Act, including, but not limited to, taking all actions reasonably requested by Seller to cause the early termination of all applicable waiting periods.

            7.3. Consents. Between the date of this Agreement and the Closing Date, each of Buyer and NCO shall in good faith cooperate with Seller in its reasonable commercial efforts to obtain the Required Consents and to give the notices and make the filings, described in Section 4.2 provided that neither Buyer nor NCO shall be required to guarantee to any Person any obligations of Buyer under any Contract assigned by Seller to Buyer.

            7.4. Advice of Changes. Between the date of this Agreement and the Closing Date, Buyer shall promptly advise Seller, in writing, of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice without the written consent shall not be deemed to modify the representations, warranties and covenants of Buyer contained in this Agreement).

8.          CONDITIONS PRECEDENT TO SELLER'S CLOSING OBLIGATIONS

            Each obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8, except to the extent that such satisfaction is waived by Seller in writing.

            8.1. Representations of the Buyer. All representations, warranties and certifications made by Buyer in this Agreement or pursuant hereto shall be true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

            8.2. Performance by the Buying Companies. All of the covenants, terms and conditions of this Agreement to be satisfied or performed by Buyer on or before the Closing Date shall have been substantially satisfied or performed.

            8.3. Absence of Proceedings. No Proceeding shall have been instituted or threatened (excluding any Proceeding instituted by or on behalf of Seller), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

            8.4. Hart-Scott-Rodino. All applicable waiting periods with respect to the transactions contemplated by this Agreement shall have expired under the Hart-Scott-Rodino Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such transactions, or (b) taken any actions to prohibit the consummation of such transactions.

            8.5. Employment Agreements. Patrick Baldasare ("Baldasare") and Richard Raquet ("Raquet") have each resigned from their employment with Seller without the need for any termination compensation under their respective employment contracts with Seller

9.          CONDITIONS PRECEDENT TO BUYER'S CLOSING OBLIGATIONS

            Each obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 9, except to the extent that such satisfaction is waived by Buyer in writing.

            9.1. Representations of Seller. All representations, warranties and certifications made by Seller in this Agreement or pursuant hereto shall be true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, and the Schedules to this Agreement shall be complete, accurate and current in all material respects on and as of the Closing Date, with only such changes as are expressly permitted in and are consistent with the terms of this Agreement.

            9.2. Performance by Seller. All of the covenants, terms and conditions of this Agreement to be substantially satisfied or performed by Seller on or before the Closing Date shall have been satisfied or performed.

            9.3. Absence of Proceedings. No Proceeding shall have been instituted or threatened (excluding any Proceeding initiated by or on behalf of Buyer or NCO any of their affiliates), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

            9.4. Seller's Adverse Changes. Between the date of that Agreement and the Closing Date, there shall not have been (a) any material adverse change or material casualty loss affecting the Division's business or the Specified Assets, the financial condition of the Division's business; (b) any material adverse change in the financial performance of the Division's business; or (c) any material change affecting Seller's ability to complete this transaction and deliver the Specified Assets in accordance with the terms of this Agreement.

            9.5. Hart-Scott-Rodino. All applicable waiting periods with respect to the transactions contemplated by this Agreement shall have expired under the Hart-Scott-Rodino Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such transactions, or (b) taken any actions to prohibit the consummation of such transactions.

            9.6. Consents. All Required Consents set forth on Schedule [4.2] shall have been obtained.

            9.7 Employment Agreements. Buyer executing employment agreements with Pat Baldasare ("Baldasare"), President of the Division and Richard Requett ("Requett"), General Manager of the Division.

10.         CLOSING

            10.1. Closing. Unless this Agreement is terminated as provided in
Section 14, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. local time on next business day after the satisfaction of the conditions set forth in Section 8.4 and Section 9.5 or such other date and time as is mutually agreeable (the "Closing Date" or the "Effective Date"), at Buyer's counsel offices or such other location as is mutually agreeable.

            10.2. Obligations of Seller at Closing. At the Closing, Seller shall deliver to the Buyer the following:


                     10.2.1 Specified Assets. Possession and control of the Division's business, the Facilities and all of the Specified Assets used in the Division's business, including, but not limited to, all applicable keys, access cards and other entry devices.

                     10.2.2 Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all of Seller's right, title and interest in and to all of the Specified Assets, in each case in form reasonably acceptable to Seller and Buyer, dated as of the Effective Date, and duly executed and, if necessary, acknowledged by Seller.

                     10.2.3 Closing Certificate. A certificate ("Selling Party's Closing Certificate"), dated the Closing Date, in form and substance reasonably satisfactory to Buyer, signed by the President and Chief Financial Officer of Seller, in which Seller represents and warrants to Buyer that: (a) all representations, warranties and certifications made by Seller in this Agreement or pursuant hereto are true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date; (b) the Schedules to this Agreement are complete and accurate in all material respects on and as of the Closing Date, with only such changes as are expressly permitted in and are consistent with the terms of this Agreement (all of which changes shall be set forth in an attachment to Selling Party's Closing Certificate); (c) all of the covenants, terms and conditions of this Agreement to be satisfied or performed by Seller on or before the Closing Date have been substantially satisfied or performed; (d) as of the Closing Date, no Proceeding has been instituted or threatened, no Judgment has been issued, and no new Law has been enacted that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement; and (e) since the date of this Agreement, there has not been (i) any material adverse change or material casualty loss affecting the Division's business or the Specified Assets, the financial condition of the Division's business or (ii) any material adverse change in the financial performance of the the Division's business.

                     10.2.4 Incumbency Certificate. A certificate of the Secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement.

                     10.2.5 Resolutions. Copies of the resolutions duly adopted by the board of directors and, if applicable, shareholders of Seller, authorizing Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

                     10.2.6 Good Standing. Good standing certificates for Seller from its jurisdiction of incorporation and the Commonwealth of Pennsylvania, all dated no earlier than 15 days before the Closing Date.

                     10.2.7 Opinion of Counsel. An opinion of counsel to Seller addressed to Buyer and NCO and dated the Closing Date, in the form attached as
Exhibit 10.2.7 hereto.

                     10.2.8 Consents. The original signed copies of all Required Consents listed on Schedule 4.2.

                     10.2.9 Debt Payoff. Proper documentary evidence of the full payment and satisfaction of all debt of Seller with respect to which there are any Encumbrances upon any of the Specified Assets; together with all documents reasonably requested by Buyer to remove all such Encumbrances on the Specified Assets, including, but not limited to, UCC-3 termination forms duly executed by the secured parties and mortgage satisfaction and release forms duly executed by the mortgagees, and UCC-3 termination forms duly executed by former secured parties for which UCC-1 financing statements remain of record, in each case in form acceptable for immediate filing with the appropriate state or local governmental office.

            10.3. Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller the following:

                     10.3.1 Closing Payments. A wire transfer of immediately available United States federal funds or a bank certified, treasurer's or cashier's check in the amount of the Purchase Price, in accordance with Seller's proper instructions as to payment.

                     10.3.2 Assumption of Liabilities. An assumption of the Specified Liabilities, in form reasonably acceptable to Buyer and Seller, dated as of the Effective Date, and duly executed by Buyer.

                     10.3.3 Closing Certificate. A certificate ("Buyer's Closing Certificate"), dated the Closing Date, in form and substance reasonably satisfactory to Seller, signed by the President and Chief Financial Officer of Buyer, in which Buyer represents and warrants to Seller that: (a) all representations, warranties and certifications made by Buyer in this Agreement or pursuant hereto are true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date; (b) all of the covenants, terms and conditions of this Agreement to be satisfied or performed by Buyer on or before the Closing Date have been substantially satisfied or performed; (c) as of the Closing Date, no Proceeding has been instituted or threatened, no Judgment has been issued, and no new Law has been enacted that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement; and (d) since the date of this Agreement, there has not been any material adverse change or material casualty loss affecting the financial condition of Buyer.

                     10.3.4 Incumbency Certificate. A certificate of Secretary of each of Buyer and NCO as to the incumbency and signatures of the officers executing this Agreement.

                     10.3.5 Resolutions. Copies of the resolutions duly adopted by the respective boards of directors of Buyer and NCO, authorizing Buyer and NCO to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

                     10.3.6 Good Standing. Good standing certificates for Buyer from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date.

                     10.3.7 Opinion of Counsel. An opinion of counsel to Buyer addressed to Seller and dated the Closing Date, in the form attached as Exhibit
10.3.7 hereto.

11.         CERTAIN POST-CLOSING OBLIGATIONS

            11.1. Transition and Cooperation. From and after the Closing Date,
(a) Seller shall fully cooperate to transfer to the Buyer the control and enjoyment of the Division's business and the Specified Assets; (b) Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Division's business and the Specified Assets; and (c) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by Seller or found to be in the possession of Seller which pertain exclusively to the Division's business or the Specified Assets.

            11.2. Use of Names. Beginning immediately after the Closing Date, Seller shall cease all use of all the name "The Response Center," fictitious names, product names and other names used by Seller exclusively in the Division's business at any time on or before the Closing Date and included in the Specified Assets, except as may be necessary to perform their obligations hereunder. Upon Buyer's request, Seller shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any such name used by Seller at any time on or before the Closing Date.

            11.3. Contract Matters. After the Closing, each Contract ("Transferred Contract") as to which (a) the Contract Rights of Seller are included in the Specified Assets, and (b) Consent to the assignment thereof from Seller to Buyer may be required under such Transferred Contract or applicable Law but was not obtained on or before the Closing Date, shall be handled in accordance with the following provisions:

                     11.3.1 Consent. Seller shall cooperate with Buyer in a commercially reasonable manner in the Buyer's efforts to obtain Consent to the assignment of such Transferred Contract. If and when Consent to assignment of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 11.3.

                     11.3.2 Subcontracting. Seller shall make available to Buyer all Contract Rights and other benefits of such Transferred Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent as is commercially reasonable and Buyer shall be considered an independent subcontractor or sublessee of Seller, or an agent of Seller, with respect to all matters concerning such Transferred Contract. Without limiting the foregoing, Buyer shall be considered Seller's agent for purposes of (a) collecting all amounts that may be due from the other party or parties to such Transferred Contract; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with such Transferred Contract. Without Buyer's prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall Seller exercise any Contract Right under such Transferred Contract.

                     11.3.3 Buyer's Instructions. At Buyer's direction, Seller shall (a) notify the other party or parties to such Transferred Contract that Buyer is Seller's subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as Buyer determines, in its sole discretion, are advisable, provided that any such action does not impose any material financial commitment or expense of Seller; and (c) exercise any Contract Right under such Transferred Contract at such time and in such manner as Buyer determines, in its sole discretion, to be advisable.

                     11.3.4 Collateral Assignment. Effective as of the Closing Date, Seller hereby collaterally assigns to Buyer (except and only to the extent that such collateral assignment is expressly prohibited by the terms of such Transferred Contract), and grants to Buyer a security interest in, all of Seller's contract rights under such Transferred Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Seller's obligations under this Section 11.3. Buyer shall have, and Seller shall deliver to Buyer at the Closing, possession of the original executed copy of such Transferred Contract. Effective as of the Closing Date, Seller hereby appoints Buyer as Seller's attorney to take such actions, in Seller's name and on its behalf, as such attorney reasonably determines to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder, including, but not limited to, the execution and filing of such financing statements and other instruments and documents as such attorney determines, in its sole discretion, to be necessary or advisable for such purposes.

                     11.4. Employee Benefit Plans. As soon as is practical after the Closing Date, Seller shall take all actions as are necessary or appropriate to fully vest, as of the Effective Date, the interests under Seller's Retirement Plans (as defined in Section 2.2.6) of all of Seller's employees who are hired by Buyer, and to transfer, as soon as possible but not later than nine months after the Closing Date, the full amount of such vested interests to the accounts of such employees under Buyer's tax-qualified, individual account, defined contribution retirement plan. Notwithstanding the foregoing, Seller shall not be obligated to make any such transfer until Buyer delivers to Seller reasonable evidence as to the tax-qualified status of the plan under sections 401(a) of the Code. Buyer assumes the sole responsibility for providing benefits under such plan, in accordance with applicable laws, including, but not limited to, Code section 411(d)(6), to employees of Seller who are hired by Buyer. Seller's employees who are hired by Buyer shall be given credit for all purposes under Buyer's employee benefit plans for their service with Seller prior to the Effective Date. Buyer shall have no responsibility for the continuing claims of Seller's employees or COBRA Obligations (as defined in Section 2.1.1(E). Buyer shall be responsible for providing coverage as of the Effective Date, under the standard group insurance plans of Buyer, for all medical, dental, disability and related claims incurred after the Effective Date by employees of Seller who are hired by Buyer. Buyer shall, for those of Seller's employees hired by Buyer who are otherwise eligible under NCO or Buyer's plans, waive any pre-existing conditions, exclusions or waiting periods under its plans.

            11.5. Access to Accounting Information. For a period of one (1) year after the Closing Date, Seller shall permit Buyer and its authorized representatives to have full access to, and use of, Seller's books and records, financial statements, opinions of independent public accountants, and accounting information, workpapers, notes and related materials, prepared, reviewed or compiled with respect to, or including the Division's business (whether in the possession of Seller or Seller's accountants) for the year ended December 31, 1995, December 31, 1996, December 31, 1997 and for the period from January 1, 1998 through and including the Effective Date, and any interim periods therein, for review, duplication, analysis and any other legal use, including but not limited to, the preparation of audited financial statements for the Division's business for use in connection with any public offering of securities pursuant to the Securities Act of 1933, as amended or any reports filed pursuant to the Securities Exchange Act of 1934, as amended or applicable state "blue sky" laws.

            11.6. Further Assurances. At any time and from time to time after the Closing Date, at Buyer's request and expense, and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

12.         RESTRICTIVE COVENANTS OF SELLER

            12.1. Access to Information. During the period that Seller owned the Division's business, Seller had access to proprietary and confidential property, knowledge and information of the Division's business which, after Closing, shall be proprietary and confidential property, knowledge and information of Buyer; such property, knowledge and information must be kept in strict confidence to protect Buyer's business and maintain Buyer's competitive positions in the marketplace; and such property, knowledge and information would be useful to competitors of Buyer for indefinite periods of time.

                     12.1.1 Basis for Covenants. The covenants of Sections 12.2 and 12.3 (the "Covenants") are a material part of this Agreement and are an integral part of the obligations of Seller hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of Buyer.

            12.2. Nondisclosure Covenants. At all times after the date of this Agreement, for an indefinite period of time, except with Buyer's prior written consent, Seller shall not, directly or indirectly, in any capacity communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of Buyer acquired by Buyer in the transaction contemplated by this Agreement, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the Specified Assets, or the conduct and details of the Division's business; (b) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals;
(d) pricing policies, marketing and sales strategies, methods of delivering Software and services, and Software and service development projects and strategies; (e) source code, object code, user manuals, technical manuals and other documentation for Software products; (f) screen designs, report designs and other designs, concepts and visual expressions for Software products; (g) employment and payroll records; (h) forecasts, budgets and other nonpublic financial information; and (i) expansion plans, management policies, methods of operation, and other business strategies and policies.

            12.3. Noncompetition Covenants. During the period beginning on the date of Closing and ending on the fifth (5th) anniversary of the Closing Date, except with Buyer's prior written consent, Seller shall not, directly or indirectly, in any capacity, at any location worldwide:

                     12.3.1 Solicitation Restrictions. Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, Buyer, in any manner which interferes or is reasonably foreseeable that it will interfere with such Person's relationship with Buyer in connection with Buyer's operation of the Division's business, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business directly competitive with the Division's business as such exists on the Closing Date.

                     12.3.2 Competing Business Restrictions. Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, any Person that conducts a business directly competitive with all or any part of the Division's business. The foregoing notwithstanding, Seller shall be permitted to (i) continue operating its customer care consulting business ( including its information gathering and survey activities) conducted by its TARP division,
(ii) provide limited market research services to its customers which are ancillary to other services provided pursuant to telemarketing contracts with its customers so long as such market research services do not exceed ten percent (10%) of the overall services to be provided under such contracts, and (iii) provide up to a maximum of $1,000,000 in each year, exclusive of clauses (i) and
(ii), of non-analytical information gathering and survey services without such being a violation of the Covenants, provided that Seller shall not expand or in any way reenter the business previously conducted by the Division. Nothing shall prevent Seller from acquiring other companies engaged in the customer care business similar to that conducted by Seller's TARP division, so long as Seller, following such acquisitions, remains in compliance with the restrictions of this Agreement.

            12.4. Certain Exclusions. Confidential and proprietary property, knowledge and information of Buyer shall not include any information that is now known by or readily available to the general public, nor shall it include any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement. The ownership by Seller or its executive officers of not more than five percent (5%) of the outstanding securities of any public or private company shall not, by itself, constitute a breach of the Covenants of Section 12.2, even if such public company competes with Buyer.

            12.5 Seller's Release of Certain Employees' Noncompetition Covenants. In connection with Buyer's employment of Baldasare and Raquet, Seller agrees to release any noncompetition covenants which Baldasare and Raquet executed for the benefit of Seller with respect to the Division's business, and in consideration thereof, Buyer agrees to limit its use of Baldasare and Raquet to market research services. Buyer shall use its best efforts to obtain Baldasare's and Raquet's release of Seller from any further obligation by Seller to them in connection with their respective employment agreements with Seller.

            12.6 Nonsolicitation of Employees. During the period beginning on the date of this Agreement and ending eighteen (18) months thereafter, Seller or any of its affiliates shall not solicit, or hire any employees who were employed by the Division's business prior to the date of this Agreement to become employees or independent contractors of Seller or any of its affiliates. Notwithstanding the foregoing, after ninety (90) days following

Closing, this restriction shall no longer be imposed on Seller in connection with general solicitations or hiring as a result of such general solicitations of any such former non-managerial employees of the Division who are telephone representatives or supervisors of telephone representatives.

            12.7 Enforcement of Covenants. Seller expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to Buyer for which money damages could not adequately compensate. If a breach of the Covenants occurs, then Buyer shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Seller and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that Seller or any such other Person may have against any member of Buyer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Buyer must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

            12.8 Scope of Covenants. If any Covenant, or any part thereof, or the appli cation thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

13.         INDEMNIFICATION

            13.1. Seller's Indemnification. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, and its respective successors and assigns, and its respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of all of the following:

                     13.1.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Seller in this Agreement.

                     13.1.2 Nonperformance. Any failure of Seller to satisfy or perform any of its covenants under this Agreement required to be satisfied or performed by Seller.



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

                     13.1.3 Non-Assumed Obligations. Any Obligation of Seller other than those expressly included in the Specified Liabilities.

                     13.1.4 Proceedings by Employees. Any Proceeding against Buyer by or on behalf of any employee of Seller who is not hired by Buyer.

                     13.1.5 Hart-Scott-Rodino Act. Any Obligation of or Proceeding (including fines and penalties) against the Buyer or NCO from any breach of a representation or warranty of Seller as to the Hart-Scott-Rodino Act.

            13.2 Buyer's Indemnification. From and after the Closing Date, Buyer and NCO shall jointly and severally indemnify and hold harmless Seller and its respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

                     13.2.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Buyer in or pursuant to this Agreement.

                     13.2.2 Nonperformance. Any failure of Buyer to satisfy or perform any of its covenants under this Agreement.

                     13.2.3 Specific Liabilities. Any failure of Buyer to satisfy or perform any of the Specific Liabilities.

                     13.2.4 Post-Closing Operation of the Business. Buyer's operation of the Division's business following the Closing Date.

            13.3 Indemnification Procedures. With respect to each event, occurrence or matter ("Indemnification Matter") as to which any party (the "Indemnitee") is entitled to indemnification from any other party (the "Indemnitor") under this Section 13:

                     13.3.1 Notice. Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

                     13.3.2 Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its



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

expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (a) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse affect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (c) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent, which consent shall not unreasonably be withheld; and (d) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

                     13.3.3 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days after a final Judgment (at the expiration of any appeal period) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

            13.4 Limits on Indemnification. Indemnitor's liability under this Section ? shall be limited as follows:

                     13.4.1 Threshold. No amount shall be payable by the Indemnitor under this Section 13 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 13 exceeds One Hundred Thousand Dollars ($100,000), in which event the Indemnitor shall pay such aggregate amount and all future amounts payable by the Indemnitor under this Section 13.

                     13.4.2 Ceiling. The Indemnitor's total liability under this
Section 13 shall not exceed Five Million Dollars ($5,000,000).

                     13.4.3 Time Periods. The Indemnitor shall have no liability with respect to any Indemnification Matter unless the Indemnitee gives an Indemnification Notice with respect thereto within twenty-four (24) months after the Closing Date.

            13.5 Exceptions. None of the foregoing limitations shall apply in the case of any Indemnification Matter involving (i) intentional fraud; (ii) Taxes or (iii) covenants to be performed after Closing.



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

            13.6 Additional Remedies. The remedies provided in Section 13 shall constitute the exclusive remedies for the matters covered thereby. With respect to any other matters not covered by Section 13, any party shall be entitled to such rights and remedies as such party may have at law or in equity, including the right to seek specific performance or rescission, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

14.         TERMINATION

            14.1. Termination by Mutual Consent. At any time before the Closing, this Agreement may be terminated by the mutual written consents of Buyer and Seller, authorized by their respective boards of directors.

            14.2. Termination on Default. As used herein, "Default" means, with respect to Seller on the one hand, or with respect to Buyer on the other hand, that any of the representations and warranties made by such parties in or pursuant to this Agreement is or becomes false or misleading in any material respect, or any provision of this Agreement to be satisfied or performed by such parties is not substantially satisfied or performed in a timely manner, in either case for reasons within the reasonable control of such parties. If a Default occurs and is not cured within ten days after notice is given by the non-Defaulting party to the Defaulting party specifying the nature of the Default (or on or before the Closing Date if sooner), then the non-Defaulting party may terminate this Agreement immediately upon notice to the Defaulting party.

            14.3. Termination at Closing. If any of the conditions set forth in
Section 8 is not satisfied on or before the fifteenth (15th) days after satisfaction of the condition set forth in Section 8.4, then Seller may terminate this Agreement by notifying Buyer on the sixteenth (16th) day after the Closing Date effective the Closing Date. If any of the conditions set forth in Section 9 is not satisfied on or before the fifteenth (15th) day after the satisfaction of the condition set forth in Section 9.5, then Buyer may terminate this Agreement by notifying Seller on the sixteenth (16th) day after Closing Date effective the Closing Date.

15.         OTHER PROVISIONS

            15.1. Confidentiality. During the period from the date of this Agreement to the Closing Date, (a) each of the parties shall maintain the confidentiality of all information normally maintained as confidential and exchanged among them in connection with this Agreement, in the same manner that the recipient of the information maintains the confidentiality of its own confidential information, and (b) none of the parties will discuss the existence or nature of this Agreement or the transaction contemplated hereby with any of Seller's customers, prospects, suppliers, employees, contractors, salesmen, agents or representatives, except in the manner reasonably determined by Buyer and Seller. If this Agreement is terminated in accordance with Section 14, then each party shall promptly



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

return all confidential information and materials of the other parties, and the provisions of the foregoing sentence shall survive such termination indefinitely. Seller and Buyer each acknowledge that any breach of this Section
15.1 may cause irreparable injury to the others for which money damages could not adequately compensate. If there is such a breach, the aggrieved parties shall be entitled, in addition to all other rights and remedies they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching parties from continuing such breach. The existence of any claim or cause of action which any of the breaching parties may have against any of the aggrieved parties shall not constitute a defense or bar to the enforcement of this Section 15.1.

            15.2. Fees and Expenses. Buyer shall pay all of the fees and expenses incurred by it, and Seller shall pay all of the fees and expenses incurred by it, in negotiating and preparing this Agreement (and all other Contracts executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement. Buyer shall pay the Hart-Scott-Rodino filing fee.

            15.3. Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 15.3, except that any such change of address notice shall not be effective unless and until received.

            15.4. Survival of Representations. All representations and warranties made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Effective Date, the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of eighteen(18) months after the Closing Date unless otherwise set forth in this Agreement, and thereafter, except for any claims of intentional fraud, no party may make any claim for indemnification or otherwise on account of any breach of warranty or on account of a misrepresentation.

            15.5. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

            15.6. Reliance by Buyer. Notwithstanding the right of Buyer to investigate the Division's business, Assets and financial condition of Seller, and notwithstanding any knowledge determined or determinable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller in this Agreement or pursuant hereto. For the purposes hereof, the reference to "knowledge" means that none of the executive officers of Seller and neither Baldasare nor Raquet have any actual knowledge that the statement made is incorrect.

            15.7. Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

            15.8. Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Buyer and Seller. Unless required by Law, the parties shall not make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other parties. With respect to any announcement that any of the parties is required by Law or stock exchange or The Nasdaq Stock Market regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

            15.9. Parties in Interest. No party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld. This Agreement shall bind, benefit, and be enforceable by and against the parties hereto, and their respective successors and consented-to assigns.

            15.10. Siegel Management Company. NCO has retained Siegel Management Company ("SMC") as an advisor in connection with this transaction. Seller and NCO acknowledge that SMC shall not be liable to either of them or their successors by virtue of or in connection with SMC's services to NCO.

            15.11. Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

            15.12. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

            15.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

            15.14. Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

            15.15. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

            15.16. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL
BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

            15.17. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 15.4.

            15.18. No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

            15.19. Seller's Access to Buyer's Records. In connection with Seller's right to review or audit Buyer's books and records for any event, including the calculation of the earnout, as permitted in this Agreement, in order to preserve Buyer's rights pursuant to Section 12 and any other section of this Agreement, Seller agrees that it shall not be permitted access to any detailed client and/or employee specific information as part of any such review or audit.





                       [SIGNATURES ON THE FOLLOWING PAGE]



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

EACH PARTY HAS CAUSED THIS AGREEMENT TO BE EXECUTED ON ITS BEHALF BY A DULY AUTHORIZED OFFICER, AS OF THE DATE FIRST STATED ABOVE.



SELLER:

By: /s/ Jonathan Robinson
      ---------------------------
      Title: COO

Date: 1/16/98

BUYER:

By:   /s/ Michael J. Barrist
      ---------------------------
      Title: President and CEO

Date: 1/16/98


NCO:


By:   /s/ Michael J. Barrist
      ---------------------------
      Title: Chairman and CEO

Date: 1/16/98


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